EXHIBIT 10.17



	  SERVICES AGREEMENT, dated as of the 26th of June, 1995 by and between FAULDING HOSPITAL PRODUCTS, INC., a Delaware corporation having its principal place of business at 200 Elmora Avenue, Elizabeth, New Jersey(hereinafter referred to as "FHP") and PUREPAC PHARMACEUTICAL CO., a Delaware corporation having its principal office at 200 Elmora Avenue, Elizabeth, New Jersey (hereinafter referred to as "PUREPAC").


	  WHEREAS, FHP markets parenteral pharmaceutical products in the Territory.

	  WHEREAS, PUREPAC possesses certain expertise in the administration, information systems and distribution of pharmaceutical products in the Territory;

	  WHEREAS, FHP wishes to retain PUREPAC to provide certain services to facilitate its marketing efforts in the Territory, and PUREPAC wishes to provide such services, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to the following:


     1.  DEFINITIONS

	  For the purposes of this Agreement the following terms shall have the following meanings:

	  1.1 "Affiliate" shall mean (a) an entity controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (b) such parent company.

	  1.2  "DEA" shall mean the United States Drug Enforcement
Agency.

	  1.3  "FPR" shall mean Faulding Puerto Rico, Inc., a
Delaware Corporate and an Affiliate of FHP.

	  1.4  "FDA" shall mean the United States Federal Food and
Drug Administration.

	  1.5 "FHP" shall mean Faulding Hospital Products, Inc., a Delaware corporation.


	  1.6 "Products" shall mean those products selected by FHP for marketing from time to time for which PUREPAC shall provide services as agreed by the parties hereunder.

	  1.7  "PUREPAC" shall mean Purepac Pharmaceutical Co., a
Delaware company.

	  1.8 "Territory" shall mean the U.S. and its territories and possessions, including, without limitation, Puerto Rico.

	  1.9  "U.S." shall mean the United States of America.


     2.   SERVICES PROVIDED BY PUREPAC

	  2.1 Subject to the directives and supervision of FHP, as hereinafter set forth in Sections 4, 5, 6.3, 8 and 9 of this Agreement, PUREPAC will perform the following services for FHP:

     (a) customer support services, including, without limitation, the processing of orders, handling of customers' returns and complaints, and negotiations for the shipping and freighting of Products to FHP's customers and from FPR;

     (b) warehousing services, including, without limitation, the handling of all pack and ship services, invoicing orders and providing storage for the Products in accordance with all applicable requirements and regulations of the FDA and the Drug Enforcement Agency;

     (c) information and accounting function services, including, without limitation, billing, credit and collection services, liaison services with FHP's charge-back processing vendor in the transmittal and receipt of data regarding contracts, promotions and other like matters, as specifically designated by FHP,and such other accounting services as may be agreed to by the parties from time to time;

     (d) quality assurance services, including, without limitation, visual inspection of incoming goods and returns.

	  2.2 The parties agree that the services provided by PUREPAC hereunder will be provided by designated PUREPAC employees who are trained and qualified to provide such services and who will be reasonably acceptable to FHP. Unless the parties agree otherwise, PUREPAC will not be required to hire any additional employees or any independent contractors to provide any of the services provided hereunder. Purepac warrants and agrees that the extent and quality of services to be provided under this Agreement will be comparable to those services that Purepac provides for its own operations.

	  2.3 Unless the parties agree otherwise, all PUREPAC services provided under this Agreement will be performed at PUREPAC's premises in Elizabeth, New Jersey and at its warehouses in Elizabeth, New Jersey and Sparks, Nevada.


     3.  DUTIES OF FHP

	  3.1 FHP shall provide PUREPAC in writing with timely and accurate information with respect to any Products agreed by the parties to be shipped to, and any services to be performed by, PUREPAC hereunder.

	  3.2 FHP understands and agrees that it must give PUREPAC reasonable notice of any required services under this Agreement to avoid any unnecessary disruptions in the operation of PUREPAC's business. In the event of any conflict between the parties with respect to either of their respective obligations hereunder, either party's Services Liaison (as hereinafter defined in Section 4 of this Agreement), by written notice to the other party's Services Liaison, which reasonably details the items in dispute, may initiate a review of the parties' obligations. Within fourteen
(14) days of the recipient's receipt of such notice, the parties will meet and negotiate in good faith to resolve any differences between them.


     4.  SERVICES LIAISONS

	   4.1 The parties shall each appoint a liaison (a "Services Liaison") to communicate regularly and at least on a weekly basis with his or her counterpart with regard to (a) the day-to-day operations of PUREPAC's provision of services hereunder, including, without limitation, any problems that may arise for which the attention or appraisal of the other party is necessary or advisable, (b) all information that FHP is required to give PUREPAC to enable PUREPAC to perform its duties hereunder, (c) all information that PUREPAC is required to give to FHP hereunder and
(d) the occurrence of any unexpected events, as set forth in
Section 5 of this Agreement.

	  4.2 Each of the parties agrees to supply all information to the other party's Services Liaison, as reasonably requested by such party's Liaison, to, as the case may be, enable FHP to deliver the Products and all relevant information concerning the Products to PUREPAC and facilitate the provision of PUREPAC's services hereunder in accordance with all applicable laws and regulations.

	  4.3 Either party may change its Services Liaison by written notice to the other party.


     5.  COOPERATION OF THE PARTIES

	  5.1 Each of the parties hereto agrees to cooperate fully with the other party in (a) carrying out its respective duties hereunder, (b) complying with all regulatory reporting requirements,
(c) responding to any unexpected developments, including, without limitation, any inspection by a regulatory authority and any recall or serious adverse events affecting any of the Products and (d) identifying and installing any specialized storage and handling requirements for the Products.

	  5.2 Each of the parties agrees to give the other party notice immediately if it becomes aware of any regulatory authority's intention

     (a) to inspect the facility of either party or of an Affiliate of either party and such inspection is related to Products, shipped or to be shipped to Purepac under this Agreement, or services provided for under this Agreement; or

     (b) to take any other regulatory action with respect to any matter directly connected with the subject matter of this Agreement.


     6.  COSTS OF SERVICES/PAYMENTS

	  6.1 During the initial term of the Agreement, the annual cost of all services of PUREPAC, as set forth in Section 2 of this Agreement, other than the information and accounting functions set forth in Subsection 2(c), shall be $82,000 and the annual cost of all information and accounting services, as set forth in Subsection
2(c)hereof, shall be $24,000.   The costs of all such services have
been, and will be, calculated using Purepac's standard allocation procedures based on usage, consistent with United States generally accepted accounting procedures. All of such services shall be payable in twelve (12) equal monthly payments, respectively, of $6,833.33 and $2,000 each.

	  6.2 In addition and subject to the provisions of Subsection 6.3 hereof, FHP shall recompense PUREPAC for any direct costs incurred in connection with providing the aforementioned services, including, without limitation, the costs of shipping the Products, telephone, fax and express mail costs and reasonable transportation and lodging expenses incurred by PUREPAC employees in the provision of services hereunder, but excluding general corporate overhead and the costs of compensation(including fringe benefits) of PUREPAC employees who are providing services hereunder.

	  6.3 PUREPAC agrees (a) to submit to FHP for its approval any invoices and estimates of future expenditures in excess of $1000 and (b) not to make commitments to any third party in excess of $1000 without FHP's prior approval.

	  6.4 The parties agree that within five (5) working days after the end of each month, PUREPAC shall submit to FHP an invoice for services, as set forth in Subsection 6.1 of this Agreement and a cost statement detailing the costs that were incurred during that month, as described in Subsection 6.2 hereof (collectively, the "Invoice"). Subject to the provisions of the immediately following sentence, FHP shall pay to PUREPAC the amount due as reflected in the Invoice within thirty (30) days of its receipt of such Invoice. FHP may withhold from its payment to PUREPAC only any amount in dispute with regard to the costs described in Subsection 6.2 hereof; provided, however that within 10 days after its receipt of any such Invoice, FHP shall initiate a review of PUREPAC's costs, as reflected in the Invoice, by written notice to PUREPAC's Services Liaison. Within 10 days of PUREPAC's receipt of such notice, the Services Liaisons will meet and negotiate in good faith to resolve any differences.

	  6.5 Within thirty (30) business days after the end of any calendar quarter, if the projected costs of Purepac's services hereunder for the following calendar quarter are expected to be greater than 120% of the costs previously forecasted by Purepac, Purepac may give notice in writing to FHP for a review of the prices of services described in Section 6.1 of this Agreement. The parties agree to meet within twenty (20) days of FHP's receipt of such notice and to negotiate in good faith the commercial terms between them and, if necessary, any amendments to the terms of this Agreement.

	  6.6 All payments made under this Section 6 may be accomplished by direct payment or credit against any amount due FHP from PUREPAC or otherwise, as the parties shall agree.


     7. INITIAL TERM AND EXTENSION

     This Agreement shall be for an initial term commencing as of the date hereof and terminating on the first anniversary of the commencement date. The parties agree to hold a meeting not less than sixty (60) days before the end of the initial term to review PUREPAC's services to date and the projected twelve-month forecasts of each of FHP and PUREPAC with regard, respectively, to the volume of Products and costs of services to be provided and to discuss whether to extend the Agreement beyond the initial term. The parties agree to negotiate in good faith the decision whether to extend the initial term of this Agreement and the commercial terms between the parties applicable during any such extension period. Each of the parties shall provide to the other party, not less than ten (10) business days prior to the meeting, any written records applicable to the review and reasonably requested by the other party for such meeting, or if the request is made less than ten
(10) business days prior to the meeting, within three (3) business days of the request.


     8.  RECORDS AND REPORTS

	  8.1 PUREPAC agrees to maintain accurate records and to prepare in a timely manner monthly reports on the ongoing services provided hereunder and to deliver promptly to FHP's Services Liaison, upon his or her request, copies of such records and reports. The records and monthly reports shall contain information reasonably agreed to by the parties, consistent with applicable rules and regulations in the Territory, including, without limitation, the rules and regulations of the FDA and DEA and all financial auditing regulations.

	  8.2 PUREPAC agrees to keep an inventory and maintain accurate records of the receipt, storage, handling and administration of the Products in such format and for such time period as FHP shall reasonably require, consistent with applicable regulatory requirements in the Territory, and to supply FHP with copies thereof upon request.

	  8.3 PUREPAC agrees contemporaneously to furnish FHP with copies of all correspondence forwarded by PUREPAC to any third party under FHP's letterhead or otherwise in FHP's name or on FHP's behalf.


	  9.  AUDITS; RETENTION OF RECORDS

	  9.1 FHP shall have the right, during regular business hours upon giving reasonable prior written notice,to have an independent auditor approved by Purepac, audit Purepac's books and records relative to the costs of services provided hereunder. PUREPAC agrees to grant representatives of FHP, at FHP's cost, the right to inspect PUREPAC's quality assurance procedures and records and reports in regard to the services performed hereunder during PUREPAC's normal business hours upon prior reasonable written notice by FHP to PUREPAC and to permit any inspection by any regulatory authority, including, without limitation, the DEA, of such records and reports.

	  9.2 FHP shall assume all risk of loss and indemnify and hold PUREPAC harmless from and against any and all loss, liability, damage, claim and expense including, but not limited to, reasonable attorneys' fees arising out of or resulting from such audits or inspections.

	  9.3 PUREPAC shall retain any records or data with respect to the services, and costs of services, provided hereunder for a period equal to the longer of the period of time in accordance with the pertinent regulations and requirments of the regulatory authorities in the Territory, including, without limitation, the regulations and requirements of the FDA, DEA, U.S. Internal Revenue Service and U.S. Securities and Exchange Commission and three (3) years after the date that the services were provided by PUREPAC hereunder.


     10.  CONFIDENTIALITY.

	  10.1 Each of the parties agrees that it will not disclose any confidential information of the other party, including, without limitation, the business records, sales figures, customer information or product lists, of such party that it may acquire at any time during the term of this Agreement without the prior written consent of such party and that it shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such confidential information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such confidential information.

	  10.2  The obligations undertaken by each party under this
Section 10 shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

	  10.3 The obligations contained in this Section do not apply to any information:

	  (a) which was at the time of receipt by a party in the public domain or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party's duty of confidentiality;

	  (b) which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party;

	  (c) acquired by a party from a third party otherwise than in breach of an obligation of confidence to the other party;

	  (d) required by law to be provided to governmental agencies but only for the purpose of providing it to such governmental agencies; and

	  (e) disclosed to an Affiliate of either party for purposes consistent with this Agreement.


     11.  RELATIONSHIP OF PARTIES.

	  Nothing contained in this Agreement shall be construed so as to operate or to place any party in the relationship of employee or agent or joint venturer or legal representative of any other party and it is hereby expressly agreed and acknowledged that each of the parties is an independent contracting party which does not have the authority or power for or on behalf of the other party, except as expressly granted herein, to enter into any contract, to incur debts, to accept money, to assume any obligations or to make any warranties or representations whatsoever.


     12.  INDEMNIFICATIONS.

	  12.1 PUREPAC hereby agrees to indemnify and to hold harmless FHP and any Affiliates of FHP from any and all loss (except consequential loss, such as, for example, loss of business or of profits), compensatory loss for personal injury, liability , damage, claim, cost and expense (including, without limitation, reasonable attorney's fees) arising from or in connection with any breach by PUREPAC of this Agreement or of any other obligation of PUREPAC hereunder (including any breach by PUREPAC of the warranty made in Section 2.2 of this Agreement.)

	  12.2 FHP agrees to indemnify and hold harmless PUREPAC and any Affiliates of PUREPAC from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including without limitation, attorney's fees and disbursements) arising from or in connection with:

	  (a) any breach of this Agreement by FHP;

	  (b) any claim, express, implied or statutory made by FHP as to the efficacy or safety of any of the Products or the use to be made by any purchaser of the Products or any claim arising out of or relating to the use of FHP's trademark or other name, logo or emblem; and

	  (c) other act or omission of FHP in connection with the manufacture, marketing, distribution and sale of the Products.

	  12.3 Each party hereto shall give prompt written notice to the other party of any actual or threatened claim which might give rise to a claim for indemnification hereunder. If the facts giving rise to any indemnification hereunder shall involve any actual or threatened claim or demand by any third party against either party hereto (the "Indemnitee"), the Indemnitee shall give notice of such fact to the other party against whom such claim for indemnification is or will be made (the "Indemnitor"). The Indemnitor shall then be entitled (without prejudice to the right of the Indemnitee to participate at its own expense through counsel of its own choosing) to defend such claim in the name of the Indemnitee at the expense of the Indemnitor and through any counsel of the Indemnitor's own choosing, reasonably satisfactory to the Indemnitee, if the Indemnitor gives written notice of its intention to do so to the Indemnitee within thirty days after receipt of the aforesaid notice from the Indemnitee. Whether or not the Indemnitor chooses to so defend any such claim, all parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably required in connection therewith. No claim shall be settled for which any Indemnitor shall be liable without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

     13.  NOTICES

	  Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post or by express mail or by overnight courier to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served four
(4) days after the date of airmail by post or express mail:

	  To: FHP

	  President
	  FAULDING HOSPITAL PRODUCTS, INC.
	  274 Riverside Avenue
	  Westport, Connecticut 06880
	  Facsimile (203) 221-7005

with a copy to:

	  Services Liaison
	  FAULDING HOSPITAL PRODUCTS, INC.
	  274 Riverside Avenue
	  Westport, Connecticut 06880
	  Facsimile (203) 221-7005

	  To:  PUREPAC

	  Chief Operating Officer
	  PUREPAC PHARMACEUTICAL CO.
	  200 Elmora Avenue
	  Elizabeth, New Jersey 07207
	  Facsimile (908) 527-0649

with a copy to:

	  Services Liaison
	  PUREPAC PHARMACEUTICAL CO.
	  200 Elmora Avenue
	  Elizabeth, New Jersey 07207
	  Facsimile (908) 527-0649



     14.  TERMINATION

	  14.1 This Agreement may be terminated by notice in writing by either party if the other party shall default in the performance of any of its obligations under this Agreement and such default shall continue for a period of not less than ninety (90) days after written notice specifying such default shall have been given; by either party if the other party makes an arrangement with its creditors or goes into receivership or liquidation, or if a receiver or a receiver and manager is appointed in respect of the whole or part of the property or business of the party in default or by either party if a major part of the assets or all of the assets of the other party are disposed of or acquired by any other person.

	  14.2 Upon termination or expiration of this Agreement, the parties shall as soon as conveniently possible reconcile all accounts and PUREPAC, as instructed by FHP, will return or otherwise dispose of all Products delivered to PUREPAC hereunder.


     15.  TAXATION ISSUES

	  15.1 Each of the parties is aware that the commercial arrangements of this Agreement may be subject to transfer pricing reviews by the relevant taxation authorities in the Territory. As a result, this Agreement may be subject to internal reviews by either or both parties and to audits by the relevant taxation authorities. If as a result of such reviews or audits, it becomes necessary or advisable for either party (the "Affected Party")to change any commercial arrangements of this Agreement, including, without limitation, making retroactive adjustments, the other party, within thirty (30) days after written notification by the Affected Party, which notification shall explain in reasonable detail the reason for the proposed change, shall meet with the Affected Party and each of the parties agrees to negotiate in good faith, and use its best efforts to reach agreement with respect to,
any modification to the commercial terms of this Agreement.   In
the event that the parties, despite their best efforts, cannot reach agreement with respect to any material change, which in the opinion of either party is necessary or advisable for the reasons set forth in this Section 15.1, either party, upon written notice to the other party, may terminate this Agreement. The provisions of Section 14.4 of this Agreement shall apply upon any termination of the Agreement pursuant to this Section 15.1.

	  15.2 Each of the parties agrees to provide reasonable assistance, at the Affected Party's reasonable cost, if the Affected Party is subject to a taxation audit that reviews any commercial arrangement of this Agreement.


     16.  NON WAIVER

	  Any party's failure to exercise or enforce any right conferred upon it under this Agreement shall not be deemed to be a waiver of any such right or operate to bar the exercise or performance thereof at any time or times thereafter nor shall any party's waiver of any right under this Agreement at any given time including rights to any payment be deemed a waiver for any other time.


     17.  GOVERNING LAW

	  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York.


     18.  ASSIGNMENT AND SUB-CONTRACTING

	  The rights and obligations covered hereunder are personal to each party hereto, and for this reason, this Agreement shall not be assignable by either party in whole or in part; nor shall either party sub-contract any of its obligations hereunder without the prior written consent of the other party; provided, however, that the restriction contained herein shall in no way limit the rights of either party to make assignments to its parent or any of its affiliates. This Agreement shall be binding upon any permitted assignee or successor of either party.


     19. FORCE MAJEURE

	  Neither party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, sabotage, accident or breakdown of machinery, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyancers for air land or sea, other impediments or hindrances to transportation, government intervention, strikes or other labor disturbances or any other cause beyond the control of the parties.


     20.  ENTIRE AGREEMENT

	  This Agreement incorporates the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.

     21.   HEADINGS

	  The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.


			 PUREPAC PHARMACEUTICAL CO.


			 By: /s/
			    ----------------------------


			 FAULDING HOSPITAL PRODUCTS, INC.


			 By: /s/
			    ----------------------------